Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 21, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of The St. Joe Company on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of The St. Joe Company on Form S-3 (File No. 333-209264) and on Form S-8 (File No. 333-211183).

/s/ Grant Thornton LLP

Tampa, Florida

February 21, 2024